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                                                                     EXHIBIT 8.1


Schiff Hardin LLP
A Limited Liability Partnership Including Professional Corporations

                                                            6600 Sears Tower
                                                            Chicago, IL 60606
                                                            t 312-258-5500
                                                            f 312-258-5600
                                                            www.schiffhardin.com


                                        November 30, 2004


Anixter International Inc.
2301 Patriot Boulevard
Glenview, Illinois  60025

                  RE:      REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

                  We have acted as special counsel to Anixter International Inc., a Delaware corporation (the "Company"), in connection with its filing of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the registration of $378,135,000 aggregate principal amount at maturity of the Company's Zero Coupon Convertible Notes due 2033 (the "New Securities") to be issued in exchange for a like principal amount at maturity of the Company's outstanding Liquid Yield Option Notes due 2033 (Zero Coupon-Senior) (the "Old Securities").

                  In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

                  On the basis of such examination, and subject to the qualifications set forth below, we are of the opinion that: the exchange should not constitute a significant modification of the Old Securities for U.S. federal income tax purposes; and the statements in the Registration Statement under the caption "Material United States Federal Income Tax Consequences," insofar as such statements constitute a description of the material United States federal tax laws referred to therein, accurately summarize (subject to the qualifications contained therein) in all material respects the material United States federal tax laws referred to therein.

                  Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinions set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

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Anixter International Inc.
November 30, 2004
Page 2

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters."

                                     Very truly yours,

                                     SCHIFF HARDIN LLP



                                     By: /s/ Larry Jacobson
                                         -------------------------------
                                              Larry Jacobson